CITICORP AND SUBSIDIARIES
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS
(In Millions)
                                                                                       THREE MONTHS
 EXCLUDING INTEREST ON DEPOSITS                                                            ENDED
                                                                                          MAR 31
                                    1993     1992      1991      1990     1989         1994      1993
                                   -------  -------   -------   -------  -------      -------   -------

FIXED CHARGES:
  INTEREST EXPENSE (OTHER THAN
   INTEREST ON DEPOSITS)(A)         6,324     5,826     5,973    9,414   11,482        1,903    1,573
  INTEREST FACTOR IN RENT EXPENSE     147       162       171      173      161           37       37
  DIVIDENDS - PREFERRED STOCK         465       416       271(B)   361      385          143      132
                                    -------   -------  -------  -------   -------     -------    -------
    TOTAL FIXED CHARGES             6,936     6,404     6,415    9,948   12,028        2,083    1,742

INCOME:
  NET INCOME(LOSS)                  1,919(C)    722     (914)(D)   318(E)   498          609(F)    370(C)
  INCOME TAXES                        941       696      677       508    1,035          390       300
  FIXED CHARGES (EXCLUDING
   PREFERRED STOCK DIVIDENDS)(A)    6,471     5,988     6,144    9,587   11,643        1,940     1,610
                                   -------   -------   -------  -------  -------      -------   -------
    TOTAL INCOME                    9,331     7,406     5,907   10,413   13,176        2,939     2,280
                                  =======   =======    =======  =======  =======      =======   =======
RATIO OF INCOME TO FIXED CHARGES
  EXCLUDING INTEREST ON DEPOSITS     1.35      1.16      0.92(G)  1.05     1.10         1.41      1.31
                                  =======   =======    =======  =======  =======      =======   =======
INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
  INTEREST EXPENSE                 16,121    16,327   17,089    23,798   24,218        4,373     4,022
  INTEREST FACTOR IN RENT EXPENSE     147       162      171       173      161           37        37
  DIVIDENDS - PREFERRED STOCK         465       416      271(B)    361      385          143       132
                                    -------  -------   -------  -------  -------       ------    ------
    TOTAL FIXED CHARGES            16,733    16,905   17,531    24,332   24,764        4,553     4,191

INCOME:
  NET INCOME(LOSS)                  1,919(C)    722    (914)(D)    318(E)   498          609(F)    370(C)
 INCOME TAXES                         941       696     677        508    1,035          390       300
  FIXED CHARGES (EXCLUDING
   PREFERRED STOCK DIVIDENDS)      16,268    16,489   17,260    23,971   24,379        4,410     4,059
                                  -------   -------   -------   -------  -------      -------    ------
    TOTAL INCOME                   19,128    17,907   17,023    24,797   25,912        5,409     4,729
                                  =======   =======  =======   =======   =======      =======    ======
RATIO OF INCOME TO FIXED CHARGES
  INCLUDING INTEREST ON DEPOSITS    1.14      1.06      0.97(G)   1.02     1.05         1.19      1.13
                                  =======   =======   =======   =======  ======       =======    ======


(A) PRIOR YEARS HAVE BEEN RECLASSIFIED TO CONFORM TO CURRENT YEAR'S PRESENTATION.
(B) CALCULATED ON A BASIS OF AN ASSUMED TAX RATE OF OF 34%.
(C) NET INCOME FOR THE THREE MONTHS ENDED MARCH 31, 1993 AND THE FULL YEAR 1993 EXCLUDE THE CUMULATIVE EFFECT
OF
ADOPTING STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 109, "ACCOUNTING FOR INCOME TAXES", OF $300 MILLION.
(D) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1991 EXCLUDES THE CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR
VENTURE CAPITAL INVESTMENTS OF $457 MILLION.
(E) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1990 EXCLUDES THE CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR
CERTAIN DERIVATIVE PRODUCTS OF $140 MILLION.
(F) NET INCOME FOR THE THREE MONTHS ENDED MARCH 31, 1994 EXCLUDES THE CUMULATIVE EFFECT OF ADOPTING STATEMENT
OF FINANCIAL ACCOUNTING STANDARDS NO. 112, "EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS", OF $(56)
MILLION.
(G) EARNINGS FOR THE YEAR ENDED DECEMBER 31, 1991 WERE INADEQUATE TO COVER FIXED CHARGES BY THE AMOUNT OF $508
MILLION.

